Calumet Specialty Products Partners, L.P. Reports Fourth Quarter and Annual 2013 Results

INDIANAPOLIS—(PR NEWSWIRE) — February 19, 2014— Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” the “Company,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuel products, reported a net loss for the fourth quarter ended December 31, 2013 of $15.5 million, or $(0.27) per diluted unit, compared to net income of $45.7 million, or $0.73 per diluted unit for the same quarter in 2012. Fourth quarter 2013 results include $2.8 million of noncash unrealized derivative gains compared to $7.5 million of noncash unrealized derivative gains in the prior year period. For the full year 2013, the Partnership reported net income of $3.5 million, or $(0.17) per diluted unit, on Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) of $241.5 million. Adjusted EBITDA was $53.2 million for the fourth quarter 2013, as compared to $91.3 million in the prior year period.

The Partnership’s financial performance during the fourth quarter 2013 was adversely impacted by a significant year over year decline in gross profit contribution from both the Specialty Products and Fuel Products segments. Gross profit of the Specialty Products segment was impacted by a combination of factors, including profit margins returning to normalized levels when compared to the elevated margins achieved during the prior year period and higher operating costs, partially offset by higher sales volumes, primarily solvents and waxes. Gross profit of the Fuel Products segment was impacted by a combination of factors, including a year over year decline in benchmark refined product margins partially offset by improved results from derivative instrument settlements, lower planned utilization at the Shreveport refinery, and a year over year increase in operating costs related to compliance with the U.S. Renewable Fuels Standard.

Distributable Cash Flow (“DCF”) (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) for the fourth quarter 2013 was $10.6 million, compared to $54.5 million in the prior year period. For the full year 2013, DCF was $18.5 million, compared to $281.1 million in 2012. DCF for the fourth quarter and the full year 2013 was negatively impacted by a year-over-year decline in Adjusted EBITDA driven primarily by lower gross profit, an increase in planned maintenance capital expenditures and turnaround costs and higher interest expense.

Management Commentary

“Although our full year results were impacted by planned facility-wide maintenance turnarounds at our Superior and Montana refineries during 2013, the Partnership is poised for improved profitability entering 2014,” stated Bill Grube, Vice Chairman and Chief Executive Officer. “Last year, we announced more than $500 million in high-return organic growth projects slated for completion between now and 2016, we acquired the San Antonio refinery, the Bel-Ray Company and crude oil logistics assets, we broke ground on our greenfield North Dakota refinery joint venture, and we successfully completed a series of successful financing efforts to support these projects.”

“In December 2013, we successfully completed a 3,000 bpd expansion of the crude unit at our San Antonio refinery, in addition to a gasoline blending project that allows us to blend up to 5,000 bpd of finished gasoline,” continued Grube. “Once the Karnes North Pipeline System comes onstream later this year, the San Antonio refinery will begin receiving Eagle Ford crude oil at its Elmendorf terminal by pipeline, a move which we expect to lower our feedstock transportation costs to the refinery.”

“With the completion of major turnarounds at several of our largest fuels refineries during 2013, we estimate turnaround-related spending should decline on a year over year basis by 70% during 2014,” continued Grube. “Importantly, our next plant-wide turnarounds at our Superior, Montana and San Antonio refineries are currently scheduled for 2018.”

“In recent months, we have taken steps to expand the distribution of our premium asphalt products into new Northeast and Mid-continent markets,” continued Grube. “We are currently evaluating potential locations in Idaho and the surrounding region where we could potentially build one or more asphalt distribution terminals that, beginning in the first quarter of 2016, would be used to sell incremental asphalt production resulting from our Montana refinery expansion project.”

“We expect the 20,000 bpd Dakota Prairie refinery to begin start-up late in the fourth quarter of 2014,” continued Grube. “We anticipate contributions from this refinery, together with contributions from our Montana refinery expansion, Missouri esters plant expansion and other growth projects, will result in significant Adjusted EBITDA uplift for the Partnership during the next 36 months.”

“We anticipate a strong year ahead for packaged and synthetic specialty products, driven in part by the highly anticipated launch of our Royal Purple brand of high-performance synthetic lubricants into more than 2,400 Wal-Mart stores nationally,” noted Grube. “With the recent acquisition of Bel-Ray, we intend to further expand the international sales of our packaged and synthetic specialty products.”

“We remain committed to maintaining a distribution policy that provides for consistent distributions to our unitholders,” stated Grube. “In January, we announced a quarterly cash distribution of $0.685 per unit, or $2.74 per unit on an annualized basis, for the quarter ended December 31, 2013 on all of our outstanding limited partner units.”

Recent Performance Highlights

▪
Completed a $350 million offering of 7.625% senior unsecured notes due 2022. On November 21, 2013, Calumet priced $350 million of 7.625% senior unsecured notes due 2022. The offering was upsized to $350 million from the original offering size of $225 million. The Partnership intends to use the net proceeds from the private placement for general partnership purposes, including funding previously announced organic growth projects and acquisitions. In conjunction with the offering, Calumet repurchased approximately $100 million of outstanding 9.375% senior unsecured notes due 2019 in privately negotiated transactions.

▪
Acquired Bel-Ray Company. On December 10, 2013, Calumet acquired Bel-Ray Company, LLC, a manufacturer and global distributor of high-performance lubricants and greases. Bel-Ray manufacturers and distributes a wide array of high-end specialty lubricants and greases to both domestic and international markets through its industrial, mining and powersports product lines. Bel-Ray joins an existing portfolio of market-leading specialty products brands that include Calumet’s line of Royal Purple line of high performance synthetic lubricants and the Penreco line of FDA-registered food grade specialty products. Bel-Ray’s New Jersey-based manufacturing plant provides Calumet with an East Coast facility capable of serving both domestic and export markets, a strategic asset that will assist the Partnership in growing its specialty products footprint in international markets.

▪
Completed San Antonio crude unit expansion and gasoline blending projects. During December 2013, Calumet completed a 3,000 bpd expansion of the refinery’s crude unit to 17,500 bpd of total capacity and a gasoline blending project allowing the facility to blend up to 5,000 bpd of finished gasoline.

▪
Significantly expanded distribution of asphalt products into new East Coast and Mid-Continent markets. On January 27, 2014, Calumet announced a multi-year asphalt supply and marketing agreement with All-States Asphalt, Inc. (“All-States”). This agreement represents an opportunity to expand the distribution of the Partnership’s premium asphalt products into New York state and surrounding markets. Historically, asphalt sales from Calumet’s Northern refineries, including the Superior and Montana refineries, have been routed to customers in Mid-Continent and Western markets. Through this agreement, the Partnership seeks to supply volumes of asphalt to previously untapped markets throughout the Northeast. Substantially all of the asphalt products sold through All-States will be to retail customers. Separately, on February 4, 2014, Calumet announced a multi-year agreement effective January 1, 2014 with Frontier Terminals, LLC to lease a 348,000 barrel liquid asphalt distribution terminal in Muskogee, Oklahoma (“Muskogee Terminal”). During the first quarter 2014, Calumet will begin marketing its asphalt products to customers in Arkansas, Missouri, Kansas and Oklahoma through the Muskogee Terminal.

Organic Growth Projects Update

Beginning in 2013, the Partnership initiated a series of organic growth projects, the last of which is expected to be completed by the first quarter 2016. Collectively, these projects are estimated to cost approximately $500-550 million and are expected to return approximately $200 million in annualized Adjusted EBITDA upon completion. Below is a current list of the remaining growth projects slated for completion during the next three years:

▪
Great Falls, Montana Refinery Expansion Project. Calumet continues to make progress on a project designed to double production capacity at its Montana refinery from 10,000 to 20,000 bpd. As part of the project, the Partnership will install a new, 20,000 bpd crude unit and a 25,000 bpd hydrocracker. The Partnership estimates that this project will be completed during the first quarter of 2016. The estimated total cost of the expansion project is approximately $400 million. The Partnership estimates that the annualized incremental Adjusted EBITDA resulting from this project will be in the range of approximately $130 million to $140 million.

▪
Dakota Prairie (North Dakota) Refinery Project. Calumet, together with its 50/50 joint venture partner, MDU Resources, Inc., continues to make steady progress on the construction of a 20,000 bpd diesel refinery located in Dickinson, North Dakota. The refinery, which is expected to be completely supplied with locally sourced Bakken crude oil, is expected to commence operations during the fourth quarter 2014. The Partnership estimates that the annualized incremental Adjusted EBITDA resulting from this project will be $35 million to $45 million, which represents 50% of the projected annual Adjusted EBITDA of the joint venture.

▪
Missouri Esters Plant Expansion Project. Calumet continues to make progress on a project that is expected to double esters production capacity at its Missouri esters plant from 35 to 75 million pounds per year. Esters are a key base stock used in the aviation, refrigerant and automotive lubricants markets. The Partnership anticipates completion of the project during the second quarter 2015.

The estimated total cost of the expansion project is approximately $40 million. The Partnership estimates that the annualized incremental Adjusted EBITDA resulting from this project will be approximately $10 million.

Financial Guidance

▪
2014 Capital Spending Forecast. For the full year 2014, the Partnership anticipates total capital expenditures of $340 million to $385 million. Approximately $270 million to $300 million of the total 2014 capital spending plan is allocated toward organic growth projects. The 2014 capital spending plan also includes an estimated $50 million to $60 million in replacement and environmental capital expenditures and approximately $20 million to $25 million allocated to turnaround costs.

▪
Estimated 2014 RFS Compliance (“RINs”) Impact. In conjunction with the Partnership’s ongoing compliance with the U.S. Renewable Fuels Standard (“RFS”), Calumet will purchase blending credits referred to as Renewable Identification Numbers (“RINs”). The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, will be in the range of 90-95 million RINs for the full year 2014.

Partnership Liquidity

On December 31, 2013, Calumet had availability under its revolving credit facility of $472.4 million, based on a $567.6 million borrowing base, $95.2 million in outstanding standby letters of credit and no outstanding borrowings. In addition, Calumet had $121.1 million of cash on hand as of December 31, 2013. Calumet believes it will continue to have ample liquidity from cash on hand, sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

Gross Profit Comparison of Quarters Ended December 31, 2013 and December 31, 2012

During the fourth quarter 2013, the Partnership reclassified the reporting of asphalt sold from its Shreveport, Superior and Montana refineries from its Specialty Products segment to its Fuel Products segment. This reporting change does not impact the Company’s consolidated financial results from prior periods. Segment gross profit for the prior period has been restated and is consistent with the current year presentation.

Gross profit by segment for the three months ended December 31, 2013 and 2012 are as follows:

	For the Three Months Ended
	December 31,
	2013	2012
	(Dollars in millions, except per barrel data)
Specialty products	$79.1	$88.4
Fuel products	33.4	53.3
Total gross profit	$112.5	$141.7

Specialty products gross profit per barrel	$34.45	$39.48
Fuel products gross profit per barrel (including hedging activities)	$4.31	$7.21
Fuel products gross profit per barrel (excluding hedging activities)	$3.81	$9.70
Specialty Products
Specialty products gross profit decreased 10.5%, or $9.3 million, in the fourth quarter 2013, compared to the fourth quarter 2012. The year over year decline was primarily attributable to profit margins in 2013 returning to normalized levels when compared to the elevated margins achieved during the prior year period and higher operating costs, partially offset by higher sales volumes, primarily solvents and waxes.
Fuel Products
Fuel products segment gross profit decreased 37.3%, or $19.9 million, in the fourth quarter 2013 compared to the fourth quarter 2012. The year over year decline was primarily attributable to significantly lower fuel products margins, lower planned utilization at the Shreveport refinery in the fourth quarter 2013 and an increase in operating costs, primarily RFS compliance costs (e.g., costs to purchase RINs), partially offset by improved results on derivative instrument settlements.

Operations Summary

The following table sets forth unaudited information about Calumet’s operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel in the fuel products segment. The tables include the results of operations at the Missouri facility commencing January 3, 2012, TruSouth facility commencing January 6, 2012, Royal Purple facility commencing July 3, 2012, Montana refinery commencing October 1, 2012, San Antonio refinery commencing January 2, 2013 and Bel-Ray facility commencing December 10, 2013.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(bpd)		(bpd)
Total sales volume (1)	109,098	104,685	116,477	97,789
Total feedstock runs (2)	103,565	105,107	110,237	97,600
Facility production: (3)
Specialty products:
Lubricating oils	13,247	13,787	13,247	14,524
Solvents	8,859	8,995	8,759	9,332
Waxes	1,800	1,314	1,443	1,280
Packaged and synthetic specialty products (4)	1,175	1,379	1,934	1,351
Other	2,319	3,081	2,192	3,084
Total	27,400	28,556	27,575	29,571

Fuel products:
Gasoline	29,757	28,495	29,374	24,394
Diesel	25,837	24,810	26,015	22,438
Jet fuel	2,162	4,341	4,105	4,325
Asphalt, heavy fuel oils and other	17,852	17,818	19,976	15,444
Total	75,608	75,464	79,470	66,601
Total facility production (3)	103,008	104,020	107,045	96,172
____________

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, and sales of inventories. Total sales volume includes the sale of purchased fuel product blendstocks such as ethanol and biodiesel as components of finished fuel products in our fuel products segment sales.

The increase in total sales volume quarter over quarter is due primarily to incremental sales of fuel products from the San Antonio Acquisition, partially offset by decreased sales at the Shreveport refinery as a result of lower production.
The increase in total sales volume in 2013 compared to 2012 is due primarily to incremental sales of fuel products, asphalt and packaged and synthetic specialty products resulting from the Royal Purple, Montana and San Antonio Acquisitions, partially offset by decreased sales of lubricating oils, asphalt and fuel products from the Shreveport and Superior refineries.

(2)
Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at Calumet’s facilities and at certain third-party facilities pursuant to supply and/or processing agreements.

The decrease in total feedstock runs quarter over quarter is due primarily decreased production at the Shreveport refinery as a result of lowered planned utilization, partially offset by incremental feedstock runs resulting from the San Antonio Acquisition.
The increase in total feedstock runs in 2013 compared to 2012 is due primarily to incremental feedstock runs resulting from the Royal Purple, Montana and San Antonio Acquisitions, partially offset by reduced run rates at our Shreveport refinery due to unscheduled downtime associated with various operational reliability issues and planned turnaround activity at the Shreveport and Superior refineries during 2013.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The increases in total facility production in 2013 over 2012, as well as quarter over quarter, are due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents production of packaged and synthetic specialty products at our Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited consolidated statements of operations and condensed consolidated statements of cash flows for the three months and years ended December 31, 2013 and 2012.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In millions)		(In millions)
Derivative loss reflected in sales	$(1.7)	$(25.6)	$(3.1)	$(205.8)
Derivative gain reflected in cost of sales	6.6	9.3	3.6	51.7
Derivative gain (loss) reflected in gross profit	$4.9	$(16.3)	$0.5	$(154.1)

Realized gain (loss) on derivative instruments	$(10.1)	$(11.0)	$(4.7)	$9.5
Unrealized gain (loss) on derivative instruments	2.8	7.5	25.7	(3.8)
Total derivative gain (loss) reflected in the unaudited consolidated statements of operations	$(2.4)	$(19.8)	$21.5	$(148.4)
Total loss on derivatives settlements	$(10.0)	$(33.3)	$(6.0)	$(149.7)

About the Partnership

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has twelve facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey and eastern Missouri.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, February 19, 2014, to discuss the financial and operational results for the fourth quarter of 2013. Anyone interested in listening to the presentation may call 866-825-1709 and enter passcode 47639379.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 80484862. The replay will be available beginning Wednesday, February 19, 2014, at approximately 5:00 p.m. ET until Wednesday, March 5, 2014. A webcast of the earnings call and accompanying presentation slides will be available on the Partnership’s website at http://www.calumetspecialty.com.

The information contained in this press release is available on Calumet’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three months and year ended December 31, 2013 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the Renewable Fuel Standard, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net income (loss) and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) unrealized losses from mark to market accounting for hedging activities, (e) realized gains under derivative instruments excluded from the determination of net income (loss), (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release have been updated to reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 9 3/8% senior notes due May 1, 2019 that were issued in April and September 2011 (the “2019 Notes”), the indenture governing our 9 5/8% senior notes due August 1, 2020 that were issued in June 2012 (the “2020 Notes”) and the indenture governing our 7 5/8% senior notes due January 15, 2022 that were issued in November 2013 (the “2022 Notes”). We are required to report Consolidated Cash Flow to our holders of the 2019 Notes, 2020 Notes and 2022 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income (loss), operating income, net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)

	For the Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Sales	$1,243.1	$1,220.9	$5,421.4	$4,657.3
Cost of sales	1,130.6	1,079.2	5,011.4	4,144.1
Gross profit	112.5	141.7	410.0	513.2
Operating costs and expenses:
Selling	15.9	14.9	62.6	41.6
General and administrative	22.2	19.6	82.1	60.9
Transportation	38.6	27.0	142.7	107.9
Taxes other than income taxes	4.5	3.7	14.2	9.1
Other	2.4	2.9	16.8	7.8
Operating income	28.9	73.6	91.6	285.9
Other income (expense):
Interest expense	(23.1)	(24.4)	(96.8)	(85.6)
Debt extinguishment costs	(14.6)	—	(14.6)	—
Realized gain (loss) on derivative instruments	(10.1)	(11.0)	(4.7)	9.5
Unrealized gain (loss) on derivative instruments	2.8	7.5	25.7	(3.8)
Other	0.5	0.2	2.7	0.5
Total other expense	(44.5)	(27.7)	(87.7)	(79.4)
Income before income taxes	(15.6)	45.9	3.9	206.5
Income tax expense (benefit)	(0.1)	0.2	0.4	0.8
Net income (loss)	$(15.5)	$45.7	$3.5	$205.7
Allocation of net income (loss):
Net income (loss)	$(15.5)	$45.7	$3.5	$205.7
Less:
General partner’s interest in net income (loss)	(0.3)	0.9	0.1	4.1
General partner’s incentive distribution rights	3.8	2.2	14.7	5.5
Non-vested share based payments	—	0.2	0.2	1.1
Net income (loss) available to limited partners	$(19.0)	$42.4	$(11.5)	$195.0
Weighted average limited partner units outstanding:
Basic	69,635,865	57,745,881	67,938,784	55,559,183
Diluted	69,635,865	57,898,207	67,938,784	55,676,741
Limited partners’ interest basic net income (loss) per unit	$(0.27)	$0.73	$(0.17)	$3.51
Limited partners’ interest diluted net income (loss) per unit	$(0.27)	$0.73	$(0.17)	$3.50
Cash distributions declared per limited partner unit	$0.685	$0.62	$2.70	$2.30

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$121.1	$32.2
Accounts receivable, net	263.3	226.8
Inventories	567.4	553.6
Derivative assets	—	3.1
Prepaid expenses and other current assets	18.9	10.3
Deposits	3.7	7.9
Total current assets	974.4	833.9
Property, plant and equipment, net	1,160.4	986.9
Investment in unconsolidated affiliate	33.4	1.9
Goodwill	207.0	187.0
Other intangible assets, net	212.9	197.1
Other noncurrent assets, net	100.0	46.2
Total assets	$2,688.1	$2,253.0
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$355.8	$332.6
Accrued interest payable	22.5	23.5
Accrued salaries, wages and benefits	14.0	20.1
Accrued income taxes payable	—	27.6
Other taxes payable	18.4	13.7
Other current liabilities	36.2	9.1
Current portion of long-term debt	0.4	0.8
Derivative liabilities	54.8	48.0
Total current liabilities	502.1	475.4
Pension and postretirement benefit obligations	11.7	24.0
Other long-term liabilities	1.1	1.1
Long-term debt, less current portion	1,110.4	862.7
Total liabilities	1,625.3	1,363.2
Commitments and contingencies
Partners’ capital:
Partners’ capital	1,116.2	915.3
Accumulated other comprehensive loss	(53.4)	(25.5)
Total partners’ capital	1,062.8	889.8
Total liabilities and partners’ capital	$2,688.1	$2,253.0

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	December 31,
	2013	2012
Operating activities	(Unaudited)
Net income	$3.5	$205.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117.8	91.6
Amortization of turnaround costs	15.9	13.4
Non-cash interest expense	7.0	6.1
Non-cash debt extinguishment costs	3.4	—
Provision for doubtful accounts	0.1	—
Unrealized (gain) loss on derivative instruments	(25.7)	3.8
Loss on disposal of fixed assets	15.2	2.5
Non-cash equity based compensation	4.8	6.5
Other non-cash activities	0.6	1.1
Changes in assets and liabilities:
Accounts receivable	(32.3)	34.6
Inventories	14.3	17.9
Prepaid expenses and other current assets	2.6	21.7
Derivative activity	(1.8)	(5.0)
Turnaround costs	(68.6)	(14.9)
Deposits	4.2	(5.9)
Other assets	(0.1)	(4.0)
Accounts payable	6.8	11.1
Accrued interest payable	(1.0)	13.0
Accrued salaries, wages and benefits	(7.1)	1.0
Accrued income taxes payable	(27.6)	(16.1)
Other taxes payable	3.0	0.9
Other liabilities	6.8	2.7
Pension and postretirement benefit obligations	(2.7)	(7.6)
Net cash provided by operating activities	39.1	380.1
Investing activities
Additions to property, plant and equipment	(160.8)	(57.0)
Investment in unconsolidated affiliate	(31.8)	—
Cash paid for acquisitions, net of cash acquired	(177.7)	(569.2)
Proceeds from sale of property, plant and equipment	—	2.0
Net cash used in investing activities	(370.3)	(624.2)
Financing activities
Proceeds from borrowings — revolving credit facility	865.6	1,558.3
Repayments of borrowings — revolving credit facility	(865.6)	(1,558.3)
Repayments of borrowings — senior notes	(100.0)	—
Repayments of borrowings — acquisition debt assumed	(11.9)	—
Payments on capital lease obligations	(1.1)	(1.5)
Proceeds from other financing obligations	3.5	—
Proceeds from public offerings of common units, net	392.5	146.6
Proceeds from senior notes offerings	344.7	270.2
Debt issuance costs	(7.3)	(7.7)
Contributions from Calumet GP, LLC	8.4	3.1
Common units repurchased and taxes paid for phantom unit grants	(7.1)	(2.1)
Distributions to partners	(201.6)	(132.4)
Net cash provided by financing activities	420.1	276.2
Net increase in cash and cash equivalents	88.9	32.1
Cash and cash equivalents at beginning of year	32.2	0.1
Cash and cash equivalents at end of year	$121.1	$32.2

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	For the Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)		(Unaudited)
Net income (loss)	$(15.5)	$45.7	$3.5	$205.7
Add:
Interest expense	23.1	24.4	96.8	85.6
Debt extinguishment costs	14.6	—	14.6	—
Depreciation and amortization	29.6	27.7	117.8	91.6
Income tax expense (benefit)	(0.1)	0.2	0.4	0.8
EBITDA	$51.7	$98.0	$233.1	$383.7
Add:
Unrealized (gain) loss on derivatives	(2.8)	(7.5)	(25.7)	3.8
Realized loss on derivatives, not included in net income	(4.8)	(5.9)	(1.8)	(5.0)
Amortization of turnaround costs	5.0	3.1	15.9	13.4
Non-cash equity based compensation and other non-cash items	4.1	3.6	20.0	8.7
Adjusted EBITDA	$53.2	$91.3	$241.5	$404.6
Less:
Replacement and environmental capital expenditures (1)	15.7	13.1	64.2	28.3
Cash interest expense (2)	21.3	22.7	89.8	79.5
Turnaround costs	5.7	0.8	68.6	14.9
Income tax expense (benefit)	(0.1)	0.2	0.4	0.8
Distributable Cash Flow	$10.6	$54.5	$18.5	$281.1

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Year Ended December 31,
	2013	2012
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by operating activities:	(Unaudited)
Distributable Cash Flow	$18.5	$281.1
Add:
Replacement and environmental capital expenditures (1)	64.2	28.3
Cash interest expense (2)	89.8	79.5
Turnaround costs	68.6	14.9
Income tax expense	0.4	0.8
Adjusted EBITDA	$241.5	$404.6
Less:
Unrealized gain (loss) on derivative instruments	(25.7)	3.8
Realized loss on derivatives, not included in net income	(1.8)	(5.0)
Amortization of turnaround costs	15.9	13.4
Non-cash equity based compensation and other non-cash items	20.0	8.7
EBITDA	$233.1	$383.7
Add:
Unrealized gain (loss) on derivative instruments	(25.7)	3.8
Cash interest expense (2)	(89.8)	(79.5)
Non-cash equity based compensation	4.8	6.5
Amortization of turnaround costs	15.9	13.4
Income tax expense	(0.4)	(0.8)
Provision for doubtful accounts	0.1	—
Debt extinguishment costs	(11.2)	—
Changes in assets and liabilities:
Accounts receivable	(32.3)	34.6
Inventories	14.3	17.9
Other current assets	6.8	15.8
Turnaround costs	(68.6)	(14.9)
Derivative activity	(1.8)	(5.0)
Other noncurrent assets	(0.1)	(4.0)
Accounts payable	6.8	11.1
Accrued interest payable	(1.0)	13.0
Accrued income taxes payable	(27.6)	(16.1)
Other current liabilities	2.7	4.6
Other, including changes in non-current liabilities	13.1	(4.0)
Net cash provided by operating activities	$39.1	$380.1

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of December 31, 2013

Fuel Products Segment

The following table provides a summary of the implied crack spreads for Calumet’s crude oil and diesel fuel swaps on a combined basis as of December 31, 2013 in the Company’s fuel products segment:

Crude Oil and Diesel Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
First Quarter 2014	1,350,000	15,000	$27.15
Second Quarter 2014	1,319,500	14,500	27.63
Third Quarter 2014	1,472,000	16,000	27.63
Fourth Quarter 2014	1,426,000	15,500	27.59
Calendar Year 2015	5,785,500	15,851	26.59
Calendar Year 2016	1,830,000	5,000	27.27
Totals	13,183,000
Average price			$27.07

The following table provides a summary of the implied crack spreads for Calumet’s crude oil and jet fuel swaps on a combined basis as of December 31, 2013 in the Company’s fuel products segment:

Crude Oil and Jet Fuel Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
First Quarter 2014	360,000	4,000	$27.86
Second Quarter 2014	273,000	3,000	25.33
Third Quarter 2014	276,000	3,000	24.83
Fourth Quarter 2014	276,000	3,000	24.30
Calendar Year 2015	775,000	2,123	27.54
Totals	1,960,000
Average price			$26.45
The following table provides a summary of the implied crack spreads for Calumet’s crude oil and gasoline swaps on a combined basis as of December 31, 2013 in the Company’s fuel products segment:

Crude Oil and Gasoline Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
First Quarter 2014	1,575,000	17,500	$10.35
Second Quarter 2014	1,365,000	15,000	14.91
Third Quarter 2014	1,610,000	17,500	13.99
Fourth Quarter 2014	460,000	5,000	11.82
Totals	5,010,000
Average price			$12.90